Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Portions of the schedules and exhibits have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon its request.

Nakamoto, Inc.

300 10th Avenue South

Nashville, TN 37203

Tim Pickett

Re:	Separation Agreement and Release

Dear Mr. Pickett:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your separation from employment with Kindly LLC and Nakamoto, Inc. (collectively, the “Company”). Your separation from employment with the Company (including any of its affiliates) is effective as of August 3, 2026 (the “Last Day of Employment”). Regardless of whether you sign this Agreement, the Company has paid or will pay to you your earned wages through your Last Day of Employment.

This letter will also serve to inform you of the terms of the Separation Payment and any benefits that you may receive in connection with your separation from employment with the Company. However, the Company’s offer to pay you the Separation Payment or provide you with any other benefit based upon this Agreement shall expire upon the expiration of the Consideration Period (as that term is defined below).

AGREEMENT

In consideration of the mutual covenants and promises set forth in this Agreement, you and the Company agree as follows:

1. Separation Date; Resignation from Positions. Your separation from employment with the Company (including any of its affiliates) is effective as of the Last Day of Employment. Effective as of the Last Day of Employment, you hereby resign from all positions that you hold with the Company or any of its affiliates, including Director and Chief Medical Officer of Nakamoto, Inc., as a member of Nakamoto, Inc.’s Board of Directors, and Chief Executive Officer of Kindly LLC, as well as any and all other employee, officer, director, manager, board, committee, fiduciary, representative, and other positions, and you agree to execute any additional documents reasonably requested by the Company to evidence or effectuate such resignations. Contemporaneously with this Agreement, you have delivered such resignation to the Company on the form attached hereto as Exhibit A.

2. Separation Payment. In consideration for your signing and not revoking this Agreement, which includes a release of all claims you may have against the Company, the Company agrees that it will pay you a separation payment in a gross amount equal to $911,468.58 (collectively, the “Separation Payment”). All applicable tax withholding and other lawful deductions will be taken from the gross amount of the Separation Payment. The Separation Payment will be made by direct deposit or paper check and will be reported to taxing authorities as wage income on an IRS Form W-2 and any applicable state or local equivalent form(s). The Separation Payment will be made in one installment on or during the first scheduled Company pay cycle following one week after the Effective Date.

In further consideration for your signing and not revoking this Agreement, the Company will:

●	Accelerate all of the unvested portions of any of your outstanding equity awards under the Company’s 2022 Equity Incentive Plan and the Company’s 2025 Equity Incentive Plan, and the parties further agree to the terms and conditions set forth on Exhibit B.

●	Include you as a covered insured under its directors and officers insurance coverage for a period of six years following the effective date of this Agreement, with coverage terms and conditions the same as for other officers and directors of the Company.

●	Include you as a covered as well as medical professional liability coverage for a period of four years following June 18, 2026, with the same coverage terms and limitations as applied during your employment with the Company, by purchasing and not canceling the Extended Reporting Period Endorsement attached hereto as Exhibit C.

The parties acknowledge and agree that, except as expressly set forth herein, nothing contained in this Agreement shall be construed as a representation, warranty, or statement, whether direct or implied, by the Company regarding your entitlement, if any, to post-employment benefits, including but not necessarily limited to pension, disability, or unemployment insurance benefits, from any entity, organization, or provider, or from any federal, state, or local agency. You acknowledge and agree that, except as expressly set forth herein, neither the Company, nor any employee or agent thereof, has proffered to you, whether in writing or otherwise, any such representations, warranties, or statements, and that you have not relied upon any such representations, warranties, or statements in entering into and performing under this Agreement.

You acknowledge and agree that the Company Releasees (as that term is defined below) have no obligation with respect to the payment of any of your attorneys’ fees or legal costs, if any, whether in connection with this matter or otherwise. You further acknowledge and agree that you shall protect, indemnify, defend, and hold harmless the Company Releasees from and against any and all liability or claims (including attorneys’ fees and costs to defend against any claim) imposed or asserted, as applicable, against any of the Company Releasees for their failure to pay any portion of the Separation Payment or any other monies to any attorney who has represented you in connection with your actual, threatened, or potential claims against any of the Company Releasees.

3. Consideration. You acknowledge: (i) the sufficiency of the consideration set forth herein for this Agreement generally and specifically for the releases set forth in Section 5; (ii) that the Company is not, in the absence of this Agreement, otherwise required to provide any such consideration to you; (iii) that such consideration is being provided to you because of your agreement to fulfill the promises and to provide the releases that are stated herein; (iv) that such consideration is in excess of any payment, benefit, or other thing of value to which you might otherwise be entitled from the Company; and (v) that you accept the consideration set forth in this Agreement as adequate and as the full, final, and complete settlement of all possible claims that you have or might have as described in your release set forth below.

4. No Other Payments, Benefits, or Claims. Except for the payments and benefits set forth herein, all compensation and benefits from the Company ceased or shall cease, as applicable, as of your Last Day of Employment, and no other payments or benefits shall thereafter be made or provided by the Company to you. Except as provided for in and subject to (a) the final paragraph of Section 5 and (b) Section 6 of this Agreement, you acknowledge that, except for the payments and benefits set forth herein, you have no entitlement, nor any right, to make any claim for any additional payments, benefits, bonuses, commissions, or compensation of any kind or nature whatsoever from the Company.

5. Mutual Releases. Except as provided for in and subject to Section 6 of this Agreement, you hereby irrevocably and unconditionally release and forever discharge, for yourself and for your heirs, estate, spouse and child or children (if any), affiliates (including Wade Rivers LLC), attorneys, representatives, heirs, executors, administrators, successors, assigns, and agents, the Company and each of its past and present affiliates, parents, subsidiaries, related companies, co-employers, professional employer organizations, directors, officers, managers, employees, predecessors, and successors, and each of their respective past and present directors, officers, managers, benefit plans, management committees, members, agents, employees, contractors, trustees, representatives, attorneys, shareholders, partners, benefit plan fiduciaries and administrators, and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, the “Company Releasees”), from any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages, known or unknown, asserted or unasserted, suspected or not, fixed or contingent, and in law or in equity, which you now have, or may ever have had, against any of the Company Releasees, including but not limited to any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages concerning, relating to, predicated upon, or arising out of, directly or indirectly, your employment and service with the Company and/or separation therefrom.

Except as provided for in and subject to Section 6 of this Agreement, your release in this Section 5 expressly includes any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages based upon any conduct, omission, or event occurring up to and including, or that have accrued as of, the date that you sign the Agreement (and any obligations or causes of action arising from or predicated upon such claims), including but not limited to any and all claims:

●	arising under common law, including wrongful or retaliatory discharge, breach of contract, or based upon a violation of public policy;

●	sounding in tort, including fraud, breach of fiduciary duty, conversion, libel, slander, defamation, or intentional infliction of emotional distress;

●	arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, Section 1981 of the Civil Rights Act of 1866, the Utah Employment Relations and Collective Bargaining Act, the Utah Antidiscrimination Act, the Utah Right to Work Law, the Utah Drug and Alcohol Testing Act, the Utah Local Government Entity/Drug-Free Workplace Policies Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, the Utah Occupational Safety and Health Act, the Utah Internet Employment Privacy Act;

●	of discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice under federal, state, municipal, local, or foreign law;

●	arising under any federal, state, municipal, local, or foreign law, rule, or regulation that in any way prohibits discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice, or that is in any way related to employment and/or the separation therefrom; and

●	arising under any other federal, state, municipal, local, or foreign law, rule, or regulation, including but not limited to civil rights laws, wage-hour, wage-payment, pension, or labor laws, rules, and regulations, constitutions, ordinances, public policy, contract or tort laws, or any other action.

You represent and warrant that you are not presently aware, nor were you ever aware during your employment with the Company, of any violation of any law, rule, duty, or regulation, or other misconduct, committed by yourself, including of the types and examples listed above, or any grounds, basis, or reason, whether based in fact or law, for any person or entity (including you) to commence, file, initiate, maintain, or prosecute any action, complaint, right, claim, charge, or cause of action based on your actions or omissions. You further represent and warrant that, as of the date you sign this Agreement, you have disclosed to the Company through proper channels any violation of any law, rule, duty or regulation, or other misconduct, committed by any of the Company Releasees of which you are aware (if any), including of the types and examples listed above, or any grounds, basis, or reason, whether based in fact or law, for any person or entity (including you) to commence, file, initiate, maintain, or prosecute any action, complaint, right, claim, charge, or cause of action against yourself or any of the Company Releasees.

Except as provided for in and subject to Section 6 of this Agreement, you expressly acknowledge that your release in this Section 5 is also intended to include in its effect, without limitation, any and all claims which you do not know of or suspect may exist in your favor at the time of execution of this Agreement, and that this Agreement will also extinguish any such claim. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected, at the time of execution, to the person executing such waiver or release, are hereby expressly waived by you.

You also acknowledge and affirm that, except for the payments and benefits set forth herein, you have been fully paid all wages and other compensation owed to you by the Company, including all overtime wages, incentive compensation, expense reimbursement payments, equity compensation, separation compensation, severance compensation, bonuses, and commissions, and to the extent you ever claim or allege that you have not been fully paid all such wages and other compensation, you hereby waive and forfeit, through your release in this Section 5, your entitlement to any and all such wages and other compensation. To the extent any other compensation and/or benefits other than under this Agreement may exist or be claimed to exist for or by you, this Agreement and the consideration hereunder expressly are agreed to and shall constitute an accord and satisfaction of any and all such claims and/or obligations. In addition, you also acknowledge and affirm that, as of the date of your execution of this Agreement, you have been afforded all required periods of family, medical, and other leave, as well as any right to reinstatement upon conclusion of any leave taken. You further acknowledge and affirm that you have no known workplace injuries or occupational diseases.

Except as provided for in and subject to Section 6 of this Agreement, you further acknowledge and understand that you are waiving any right you may have to sue any of the Company Releasees for any of the claims you have released, or to receive any compensation, recovery, monetary relief, damages, settlement, or other individual relief arising as a result of any action, claim, lawsuit, grievance, complaint, or proceeding commenced by anyone else against any of the Company Releasees.

You represent and warrant that you have not, either individually or on a collective basis, commenced, maintained, prosecuted, or participated in any action, claim, lawsuit, grievance, complaint, or proceeding of any kind against any of the Company Releasees in any court or arbitral forum, or before any administrative or investigative body or agency. Further, to the extent that you have, and except as provided for in and subject to Section 6 of this Agreement, you agree that you shall withdraw or dismiss, and shall undertake all measures necessary to effectuate the withdrawal or dismissal of, any such action, claim, lawsuit, grievance, complaint, or proceeding, with prejudice, within five (5) business days following your receipt of the Separation Payment. In the event that you are unable to unilaterally withdraw or dismiss any such action, claim, lawsuit, grievance, complaint, or proceeding, you represent and warrant that you shall request, to the fullest possible extent, the withdrawal or dismissal with prejudice of such action, claim, lawsuit, grievance, complaint, or proceeding. In the event that any action, claim, lawsuit, grievance, complaint, or proceeding is commenced by you or on your behalf, you hereby waive any right to compensation, recovery, monetary relief, damages, settlement, or other individual relief.

You agree that you were not discriminated or retaliated against, harassed, sexually harassed, or sexually abused while working for the Company, or while interacting with any individuals at the Company. You do not know of any claim or cause of action that you have based on discrimination, retaliation, harassment, sexual harassment, or sexual abuse during your employment at the Company against anyone, including the Company, or any of its employees, officers, or agents. You have not alleged any claim for, or the factual foundation for which involves, discrimination, retaliation, harassment, sexual harassment, or abuse against the Company or any of the Company Releasees. Furthermore, immediately upon the date that you sign this Agreement, and without limitation of any other provision of this Agreement, you acknowledge and agree that you shall be deemed to have rescinded, dismissed, and withdrawn with prejudice, and by and through this Agreement you are in fact rescinding, dismissing, and withdrawing with prejudice, any allegation, claim, action, or cause of action that you have or may ever have asserted against any of the Company Releasees, that is or could be construed as in any way involving, being related to, or being factually or legally predicated or founded upon discrimination, retaliation, harassment, sexual harassment, or sexual abuse (or allegations of the same). Further, as of the date that you sign this Agreement, you shall not be considered, deemed, or construed as having any then-existing or -pending allegation, claim, action, or cause of action of discrimination, retaliation, harassment, sexual harassment, or sexual abuse (or allegations of the same), either in whole or in part, against or asserted against any of the Company Releasees. Further, payment of the Separation Payment is not, and based upon the foregoing could not be, in any way related to discrimination, retaliation, harassment, sexual harassment, or sexual abuse (or any allegation, claim, action, or cause of action regarding the same).

The Company, on behalf of itself and the Company Releasees, hereby irrevocably and unconditionally releases and forever discharges you and your heirs, successors, assigns, and agents (collectively, the “Pickett Releasees”), from any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages, known or unknown, asserted or unasserted, suspected or not, fixed or contingent, and in law or in equity, that the Company or any Company Releasee now has, or may ever have had, against any of the Pickett Releasees based upon conduct occurring up to and including, or that have accrued as of, the Effective Date; provided, however, that this release does not include, and the Company and the Company Releasees do not release, waive, or discharge, any claims, rights, actions, complaints, charges, causes of action, liabilities, costs, or damages arising from or related to fraud by you or any of the Pickett Releasees, or any claims that may not be waived or released as a matter of law.

Notwithstanding the foregoing, by entering into this Agreement, you are not releasing any claim or right (a) that may not be waived or released as a matter of law, including but not necessarily limited to any claims for enforcement of this Agreement, claims that arise after the date that you sign the Agreement, or any rights or claims you may have to receive workers’ compensation or unemployment insurance benefits, (b) any claim to indemnification to which you may have been entitled under the terms of the Company’s organizational documents or your employment agreement (which rights to indemnification remains in effect), or (c) any claims to insurance available under any D&O policy.

6. Retention of Rights Regarding Government Agencies. Nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate, with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, including but not necessarily limited to the U.S. Equal Employment Opportunity Commission and any state or city fair employment practices agency. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict your (or your attorney’s) right, without prior authorization from or notification to the Company, to report possible violations of federal, state, or local law or regulation to any government agency or entity, including, to the extent applicable, but not limited to, the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or to communicate directly with, respond to any inquiry from, or, to the extent applicable, provide testimony before the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. You and the Company acknowledge and agree that your right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement. You and the Company further acknowledge and agree that nothing in this Agreement is intended to deter you from engaging or participating in any of the activities described in this paragraph. To the extent that any term or condition of this Agreement is inconsistent with this paragraph of the Agreement, this paragraph shall supersede and invalidate such term or condition to the extent necessary to ensure that your rights under federal, state, and local law are fully protected and guaranteed. Notwithstanding the foregoing, you understand that the waivers and releases in this Agreement shall be construed and enforced to the maximum extent permitted by law.

However, you also understand and acknowledge that, by signing this Agreement, you have completely waived your right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding, and if you are awarded individual relief and/or monetary damages in connection therewith, you hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest you may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Agreement does not limit your right to receive an award for information provided to the SEC.

In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

To the extent that this Agreement conflicts with the federal Speak Out Act (Public Law No. 117-224), the Speak Out Act shall control and supersede the conflicting portion of this Agreement.

7. Return of Company Property; Expenses. Without limitation of any of your obligations set forth in any agreements or documents, or sections thereof, that survive the execution of this Agreement, you agree that, prior to your execution of this Agreement, you have returned all of the Company’s property and equipment in your possession or under your control, including but not limited to any and all computers, laptops, computer hardware or software, BlackBerry devices, cell phones, iPhones, iPads, credit cards, keys, manuals, notebooks, financial statements, reports, passwords, company IDs, and any other property of the Company, including any and all copies of Company documents, materials, and information.

You must also immediately submit to the Company any and all outstanding business expenses you incurred on or before the Last Day of Employment for reconciliation and reimbursement in accordance with the Company’s customary procedures.

8. Legal Representation. You acknowledge and represent that you have had ample opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement - and the Company hereby advises you to do so - and ample opportunity to receive an explanation from such legal counsel of the legal nature and effect of this Agreement, that you have fully exercised that opportunity to the extent you desired, and that you fully understand the terms and provisions of this Agreement as well as its nature and effect. You further acknowledge and represent that you are entering into this Agreement completely freely and voluntarily.

9. No Admission of Liability. Nothing contained in this Agreement, nor the fact that any party has signed this Agreement, shall be considered an admission of any liability or wrongdoing whatsoever by you, the Company, any Company Releasee, or any Pickett Releasee.

10. Confidentiality. Except as provided for in and subject to Section 6 of this Agreement, you agree that you will keep confidential, and will not disclose, disseminate, misappropriate, or publicize,

1)	any non-public information, knowledge, or materials regarding your employment with the Company,

2)	without limitation of item 1 above, any trade secrets, intellectual property, non-public financial information, or other confidential, proprietary, or privileged business information, knowledge, or materials of or relating to the Company or any other Company Releasee about, for, or from whom you developed or learned of any such information, knowledge, or materials by reason of your employment, or

3)	any claims or allegations of wrongdoing, or the basis for any such claims or allegations, which were or could have been made or asserted against the Company or any of the Company Releasees,

except that such information may be disclosed: (a) to your accountant, attorneys, domestic partner, and/or spouse; (b) to the extent necessary to report income to appropriate taxing authorities; (c) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (d) in response to any subpoena issued by a state or federal governmental agency; or (e) as otherwise required by law. Further, notwithstanding the foregoing, your obligations pursuant to this Section 10 do not prohibit you from disclosing any of the following: (1) information that has fallen into the public domain or becomes generally available to the public for a reason other than your breach of this Agreement; (2) information that the Company expressly authorizes you in writing to use or disclose free from the confidentiality and usage constraints of this Agreement; or (3) information as provided for in Section 6 above.

To the extent that you are subpoenaed by any person or entity (including but not limited to any government agency) to give testimony or produce documents (in a deposition, court proceeding, or otherwise) that in any way relate to your employment by the Company and/or any of the Company Releasees and/or this Agreement, you will, except as provided for in and subject to Section 6 of this Agreement, give prompt notice of such request to the General Counsel, or their successor at the Company.

The parties acknowledge and agree that this Section 10 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that you owe or may owe to the Company.

11. Non-Disparagement. Except as provided for in and subject to Section 6 of this Agreement, you agree that for a period of two years you will not make any false, negative, defamatory, slanderous, libelous, or disparaging comments about, and will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company or any of the Company Releasees, including but not necessarily limited to comments or other acts of disloyalty or public criticism regarding your employment with the Company that are maliciously motivated or maliciously untrue. This Non-Disparagement provision (i) applies to comments made verbally, in writing, electronically, or by any other means, including but not limited to blogs, postings, message boards, texts, video, or audio files, and all other forms of communication; but (ii) does not apply to information that you are legally entitled to disclose under applicable law.

The parties acknowledge and agree that this Section 11 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that you owe or may owe to the Company.

For a period of two years following the Last Date of Employment, the Company will cause its directors and executive officers not to make any public statement that is intended to disparage you. The preceding sentence does not apply to information that they or the Company are legally entitled or required to disclose under applicable law.

12. Cooperation. Except as provided for in and subject to Section 6 of this Agreement, you agree that you will cooperate with the Company regarding any investigation or the defense or prosecution of any claims, proceedings, arbitrations, or actions now pending or in existence, or which may be brought in the future, against or on behalf of the Company that relate to events or occurrences that transpired during your employment with the Company. Your cooperation shall include, but not necessarily be limited to: (i) attending meetings with and truthfully answering questions posed by representatives and/or attorneys of the Company; (ii) providing or producing documents relevant to such claim, proceeding, arbitration, or action, as applicable, to the extent that such documents are in your possession, custody, or control and as may be requested, from time to time, by representatives and/or attorneys of the Company; (iii) executing truthful and complete declarations or affidavits; and (iv) appearing as a witness at depositions, trials, arbitration hearings, or other proceedings without the necessity of a subpoena and testifying truthfully and completely. The Company agrees to reimburse you for all of your reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses, in accordance with any applicable Company policy as in effect from time to time, so long as you provide advance written notice of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this provision shall be construed or applied so as to obligate you to violate any law or legal obligation. Nothing herein is intended to unduly interfere with your other business or personal activities, and the Company shall use reasonable efforts to ensure any cooperation requested by the Company does not unduly interfere with any subsequent employment and, to the extent that such cooperation does unreasonably interfere with your subsequent employment, it will be requested only if, upon a good faith determination by the Company, it is reasonably necessary. The Company agrees to provide an equivalent level of cooperation to you in connection with any investigation or the defense or prosecution of any claims, proceedings, arbitrations, or actions now pending or in existence, or which may be brought in the future, against or on behalf of you that relate to events or occurrences that transpired during your employment with the Company. You agree to reimburse the Company for all of its reasonable, out-of-pocket expenses associated with such cooperation.

13. No Reemployment. You acknowledge and agree that neither the Company nor any of its respective parents, partners, affiliates, subsidiaries, related entities, employees, successors, or assigns will ever be obligated to employ or reemploy you. You further acknowledge and agree that the denial or rejection of any employment or other application or inquiry that you may submit to the Company or any of its respective parents, partners, affiliates, subsidiaries, related entities, employees, successors, or assigns, is permissible, and is not and will not be considered discriminatory, retaliatory, or a breach of any other duty that may be owed to you by the Company or any of the Company Releasees.

14. Professional References. With respect to your request for a professional reference from the Company, the Company agrees to provide neutral references upon request, consisting only of dates of employment and job title(s).

15. Entire Agreement; Modification. Subject to Section 6 of this Agreement, you acknowledge and agree that any and all obligations under that certain Executive Employment Agreement between you and the Company, dated September 15, 2023, and all subsequent amendments thereto (the “Employment Agreement”), are satisfied by this Agreement. You and the Company understand, covenant, and agree that, except as expressly set forth herein: (i) this Agreement (including its exhibits) and the assignment and assumption agreement attached as Exhibit D (the “Assignment Agreement”) constitute the full, complete, and exclusive agreement between you and the Company relating to the matters covered by them; (ii) there are no other agreements, understandings, covenants, promises, or arrangements between you and the Company relating to the matters covered by this Agreement and the Assignment Agreement; (iii) this Agreement and the Assignment Agreement supersede and cancel any and all other agreements, offers, offer letters, understandings, covenants, promises, and arrangements, whether oral or in writing, or express or implied, between you and the Company and/or its employees, agents, or representatives, including the Employment Agreement, except for the confidentiality covenants therein, which remain in full force and effect; (iv) in entering into and performing under this Agreement and the Assignment Agreement, no party has relied upon any promises or statements except as set forth herein; and (v) this Agreement and the Assignment Agreement are binding upon all parties, and their respective heirs, executors, administrators, successors, and assigns.

The parties acknowledge and agree that no modification of this Agreement shall be valid or binding except through a writing personally executed by you and a duly authorized representative of the Company, which writing must reference and attach a copy of this Agreement to be effective. Neither e-mail correspondence, text messages, nor any other electronic communications shall constitute a writing for the purposes of this provision of the Agreement.

16. Notwithstanding the foregoing section 15, the Indemnification Agreement dated May 4, 2026 remains in effect in accordance with its terms, as well as other agreements referenced in section 5 on the topic of indemnification.

17. Construction. The parties acknowledge and agree that this Agreement is the product of negotiations between you and the Company, and that the language of this Agreement shall not be presumptively construed either in favor of or against any of the parties.

18. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

19. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court, administrative agency, arbitrator, or other entity, the parties agree that said court, administrative agency, arbitrator, or other entity shall possess full discretion to interpret or modify all such provisions to the minimum extent necessary for such provisions to be declared enforceable. If such interpretation or modification is not possible, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, in the event a court, administrative agency, arbitrator, or other entity finds the release granted by you in Section 5 to be illegal, void, or unenforceable, you agree, at the Company’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Agreement.

20. Successors and Assigns. This Agreement shall not be assignable by you, but shall be binding upon you and upon your heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with your consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company, the Company Releasees, the Pickett Releasees, and their successors and assigns.

21. Fees and Costs. You and the Company agree that, in the event of litigation relating to this Agreement or its subject matter, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

22. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the choice-of-law rules) of the State of Utah. Any dispute arising out of or concerning this Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, any federal or state court located in Salt Lake City, Utah.

23. Further Action. Each party agrees to execute all such further and additional documents and instruments, as are necessary or expedient to carry out the provisions of this Agreement, and shall promptly and in good faith undertake all reasonable acts to effectuate the provisions of this Agreement.

24. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25. Taxes. The parties acknowledge and agree that each party shall be responsible for his, her, or its own taxes, assessments, interest, and penalties determined to be due by any federal, state, or local government agency or other tax authority, court, or tribunal, in connection with any payment or payments made pursuant to this Agreement. You covenant that you have not relied upon the Company, or any representative or agent thereof, for advice regarding any tax liabilities or tax consequences.

26. Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the termination benefits either (i) shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations promulgated thereunder or (ii) shall comply with the requirements of such provision (including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions). In addition, each payment shall be considered a separate payment for purposes of Section 409A.

27. Consideration and Revocation Period. You have a period of twenty-one (21) calendar days from the date on which you receive this Agreement to consider this Agreement before signing it (the “Consideration Period”). You may use as much of the Consideration Period as you wish before signing this Agreement, and any material or immaterial changes to the Agreement will not restart the running of the Consideration Period. If the last day of the Consideration Period falls on a Saturday, Sunday, or holiday, then the last day of the Consideration Period shall be deemed to be the next business day. In the event that you do not sign this Agreement prior to the expiration of the Consideration Period (and/or you do not return the signed Agreement to the Company by the first business day following the expiration of the Consideration Period), this Agreement will expire and be rendered null, void, and unenforceable, and you will not be entitled to receive the Separation Payment or any other consideration described herein. After you sign this Agreement, you will have seven (7) calendar days to revoke this Agreement (the “Revocation Period”) by delivering written notice of revocation to the Company. If you revoke this Agreement during the Revocation Period, this Agreement will be null, void, and unenforceable, and you will not be entitled to receive the Separation Payment or any other consideration described herein. The parties agree that such revocation shall be effective only if an originally executed written notice of revocation is delivered via email to legal@nakamoto.com on or before the seventh calendar day after the date you execute this Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday, or holiday, then the last day of the Revocation Period shall be deemed to be the next business day. Provided that you do not revoke this Agreement during the Revocation Period, this Agreement shall become effective on the first day after the Revocation Period expires (the “Effective Date”). Notwithstanding anything to the contrary herein, this Agreement shall not be effective or enforceable unless and until it is signed by you and a duly authorized representative of the Company.

28. Voluntary Agreement. You acknowledge that you are entering into this Agreement voluntarily and that you have read and understand the provisions of this Agreement. You further acknowledge and understand that, except as provided for in and subject to (a) the final paragraph of Section 5 and (b) Section 6 of this Agreement, this Agreement contains a full and final release of all of your claims against the Company and the Company Releasees, as described above. You have the right to consult with an attorney. The Company hereby advises you, again, to consult with an attorney of your choice before signing this Agreement.

29. Counterparts. This Agreement may be executed in one or more counterparts or multiple originals, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or document. The parties agree that facsimile and electronic signatures shall have the same force and effect as originals thereof.

[Signature Page Follows]

Please acknowledge your understanding and acceptance of this Agreement by signing below and returning it to me by no later than the first business day following the expiration of the Consideration Period.

Sincerely,

/s/ David Bailey
David Bailey, CEO

ACKNOWLEDGED AND AGREED:

/s/ Tim Pickett
Tim Pickett

Address:	[***]

Email:	[***]

Date:	August 3, 2026